MADRONA FUNDS, LLC

CODE OF ETHICS & INSIDER TRADING POLICY

Under the Insider Trading and Securities Fraud Enforcement Act of 1988 and Section 204A of the Investment Adviser’s Act of 1940, Madrona Funds, LLC (“Advisor”) has established the following Insider Trading and Code of Ethics policies and procedures in accordance to Rule 17j-1 as amended August 27, 1999:

Policy

No access person (defined below), including investment advisors, may knowingly:

•	Trade on the basis of material, non-public information;
•	Tip material, non-public information to others who trade based upon such information;
•	Recommend the purchase or sale of securities based on material, non-public information;
•	Provide assistance to a person trading on the basis of material, non-public information;
•	Trade in securities of an issuer involved in a tender offer while in possession of material, non-public information; or
•	Misappropriate material, non-public information in a manner that breaches a fiduciary duty owed to someone.

Key Terms:

Access Person(s): Any employee who has access to non-public information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or who is involved in making securities recommendations to clients, or who has access to such recommendations that are non public.

Material: Information about an issuer of securities is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision or if it could reasonably be expected to affect significantly the price of the issuer’s securities.

Non-Public: Information about an issuer of securities is “non-public” if it has not been disseminated in a manner making it readily available to investors.  For example, information about the company’s confidential plan to take over another company would not be public.  If the same information was in a press release or reported in a newspaper, it would be public information.

Tipping: A person “tips” material, non-public information to another when he or she provides such information to the other person and that person trades in securities based upon that information. Both the “tipper” and “tippee” would be equally liable for committing insider trading (assuming that the tippee had knowledge that the information was non-public).

Misappropriation: The SEC and courts have found persons who have certain fiduciary relationships with an issuer of securities to have engaged in insider trading when they misappropriate the information.  Examples of such fiduciaries are accountants, attorneys, and investment bankers that provide services to the issuer.  The fiduciary would be misappropriating the information if he or she were to trade in securities based upon material, non-public information obtained through its relationship with the issuer, or if he or she were to provide such information to others (i.e., tipping).

Security: A security, for purposes of this policy, does not include securities held in accounts over which the access person had no direct or indirect influence or control (i.e., mutual funds), and transactions effected pursuant to an automatic investment plan.

Tender Offer: A tender offer is a formal offer by one corporation to take over another corporation.  The acquiring company makes a filing with the SEC regarding the tender offer.  The SEC has adopted a rule that prohibits any person from trading in securities of the companies involved in the tender offer while in possession of material, non-public information about either company.

A.
Reporting. In order to provide the Advisor with information to enable it to determine with reasonable assurance whether the provisions of this policy are being observed by its access persons, each access person of the Advisor shall submit the following attached as Exhibits A-D to the Compliance Officer showing all personal securities transactions.

1.
Initial Holdings Reports. On the form provided in Exhibit A (or similar form) every access person must report to the Compliance Officer no later than 10 days after that person becomes an access person, the following information:

a.	The title, number of shares and principal amount of each Covered Security in which the access person had any direct or indirect Beneficial Ownership when the person became an access person;

b.
The name of any broker, dealer or bank with whom the access person maintained an account in which any securities, including securities, held for the direct or indirect benefit of the access person as of the date the person became an access person; and

c.	The date that the report is submitted by the access person.

2.
Quarterly Reports. Quarterly securities transaction reports, on each of the forms provided in Exhibits B or C (or similar forms) shall be made by every access person no later than 10 days after the end of each calendar quarter if the annual report showed holdings.  No such periodic report needs to be made if the report would duplicate information required to be recorded under Rule 204-2(a)(12) or Rule 204-2(a)(13) under the Investment Advisers Act of 1940, or information contained in broker trade confirmations or account statements received by the Compliance Officer no later than 10 days after the end of each calendar quarter and/or information contained in Advisor’s records. The forms shall contain the following information:

a.
The date of the transaction, the tide, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each security in which the access person had any direct or indirect ownership;

b.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition)

c.	The price of the security at which the transaction was effected;

d.	The name of the broker, dealer, or bank with or through whom the transaction was effected;

e.	The date that the report is submitted by the access person; and

3.
Annual Reports. Every access person must annually report to the Compliance Officer on the form provided in Exhibit D (or similar form), no later than 45 days after the end of each calendar year, the following information (which information must be current as of a date no more than 45 days before the report is submitted):

a.	The title, number of shares and principal amount of each Covered Security in which the access person had any direct or indirect Beneficial Ownership;

b.	The name of any broker, dealer or bank with whom the access person maintains an account in which any securities which are held for the direct or indirect benefit of the access person; and

c.	The date that the report is submitted by the access person.

A form of brokerage letter is attached to this as Exhibit E.  It is recommended that each access person send the brokerage letter to simplify the reporting process.  However, it is the access person’s responsibility to ensure proper reports are received from the brokerage maintaining an account on behalf of the access person.

B.
Notification; Annual Certification. The Compliance Officer shall notify each access person of the Advisor who may be required to make reports pursuant to this Insider Trading Policy and Code of Ethics that such person is subject to reporting requirements and shall deliver a copy of this Insider Trading Policy and Code of Ethics to each such person.

1.
An employee/access person should contact the Chief Compliance Officer if he or she becomes aware of an actual or potential insider trading violation or violation of the policies and procedures contained herein.

2.
Each employee/access person must comply with the above stated policies governing employee trading, including the re-clearance of trades, the reporting of trades and security holding and restrictions on trades under certain circumstances.

3.
The Chief Compliance Officer of the Advisor periodically will review employee/access person trades to verify compliance and detect insider trading (e.g., by comparing such trades with trades by the Advisory’s advisory accounts and securities listed on “restricted” and “watch” lists).

4.	Information Blocking Devices

a.
When one or more of Advisor’s employees/access persons receive material, non-public information about a company while serving on a creditors’ committee or in any other capacity which, in the opinion of the Chief Compliance Officer, necessitates information blocking devices (also called “Chinese Walls”), no employee or advisory account may trade in securities issued by such company until information blocking devices designed to block the flow of such information between the Employees/access persons and other employees and departments are in place.

b.	Information blocking devices shall prohibit:

i.	The Employee/access person(s) from discussing the material, nonpublic information with other employees unless they are also Employees/access persons;
ii.	The Employee/access person(s) from trading or recommending the trading of securities issued by the company which is the subject of the material, non-public information; and
iii.	Access by non-employees/access persons to any files, including computer files, containing the material, non-public information.

5.	Restricted/Watch Lists

a.
At his or her discretion, the Chief Compliance Officer will place certain securities on a “restricted list.” Securities issued by companies about which a number of employees/access persons are expected regularly to have material, non-public information should generally be placed on the restricted list. Employees are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed. The Chief Compliance Officer shall take steps to immediately inform all employees of the securities listed on the restricted list.

b.
At his or her discretion, the Chief Compliance Officer will place certain securities on a “watch” list. Securities issued by companies about which a limited number of employees/access persons possess material, non-public information should generally be placed on the watch list. The list will be disclosed only to the Chief Compliance Officer and a limited number of other persons who are deemed to be necessary recipients of the list because of their roles in compliance.

6.	Private Placement Memoranda: Upon the receipt of every private placement memorandum, the Chief Compliance Officer shall:

a.	Log in the name of the issuer, the date the memorandum was received, and the names of the addressee and sender of the memorandum;

b.	File the memorandum in a locked file cabinet;

c.	Notify the addressee of the arrival of the memorandum;

d.	Place the name of the issuer of the securities on a Watch List;

e.	Require anyone desiring to review the memorandum to log out the memorandum and instruct that person to not make copies of it; and,

f.	Continue the above procedures until three (3) days after the next public earnings release by the issuer.

7.
Contacts with Corporate Officers:  When an investment advisor representative contacts an officer of any corporation regarding matters that may relate to any investment advisory account of the advisor, he or she shall:

a.	Maintain a log of all meetings with or calls to the corporation’s insiders; and

b.	If uncertain whether he or she may trade or recommend trading based on information obtained in the course of the conversation, contact the Chief Compliance Officer.

8.	Employee Training/Education

a.	All employees of the Advisor shall be provided with a copy of these procedures.

b.
Periodically, the Advisor shall provide employees written materials discussing these procedures and insider trading in general and /or attend seminars or meetings providing education and training with respect to insider trading in general.

9.	Recordkeeping/Reports

a.	All documents and other records generated in connection with these procedures shall be maintained for a minimum of six years;

b.
Periodically, the Chief Compliance Officer shall prepare a report reviewing the procedures implemented during the period covered and any deficiencies or noteworthy events occurring during the execution of the procedures.